Exhibit 10.1

September 22, 2014

HAND DELIVERED

Mr. Ken Hartwick
5100 14th Side Road
Milton Ontario L9T 2Y1
Canada

Dear Ken:

Re:  Offer of Employment

On behalf of the Board of Directors, it is with pleasure that I offer you temporary/interim employment with Atlantic Power Corporation (the “Company”).

The key terms of the Company’s offer of employment are as follows (once signed by you confirming your acceptance, this letter will also be referred to as “this Agreement”):

1.                                      Start Date

Your start date will be September 15, 2014.

2.                                      Position/Role

You will be employed in the position of Interim President and Chief Executive Officer. In its discretion, the Company may also assign you other positions with its affiliates.

To be clear, your employment is temporary and on an interim basis pending the Company hiring a permanent President and Chief Executive Officer.

Reporting directly to the Company’s Board of Directors, you will have duties and responsibilities as the most senior management executive of the Company.  You will perform all duties in accordance with the charter documents and by-laws of the Company, the instructions of the Board of Directors, and the Company’s policies and codes of conduct, rules and regulations as they are amended from time to time.

Your employment will be at the Company’s Canadian office(s) located at 123 Front Street, Suite 1620, Toronto, Ontario, but with regular travel to the organization’s headquarters in Boston, MA.

Your employment is full-time and exclusive to the Company (including, if applicable, its affiliates).

3.                                      Compensation

During your employment with the Company (but excluding any leaves of absence), you will be paid a base salary at the rate of US$500,000 per year, payable on a regular payroll basis consistent with other employees of the Company in Canada.

You will be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by you in accordance with the Company’s policies from time to time in connection with carrying out your duties and responsibilities.  For all such expenses, you will furnish to the Company invoices or statements in respect of which you seek reimbursement.

You will not be eligible for any bonus or other group insurance or other employment benefits from the Company or any of its affiliates.

To the extent that you serve as a director or officer of the Company or of any of its affiliates during your employment, you will do so without any additional remuneration.

4.                                      Term/Termination

Your employment is on a temporary and interim basis pending the Company hiring a permanent President and Chief Executive Officer; upon such hiring, your employment will end automatically without further notice to you and without any termination pay or severance pay or similar payments or benefits (except as may require by the ESA as set out in the following paragraph).

At any time and for any reason, the Company may terminate your employment. On any termination for just cause, no notice of termination, termination pay or severance pay or similar payments or benefits will be provided. Otherwise, the Company’s sole obligation in such circumstances will be to provide you with the minimums mandated by the Employment Standards Act, 2000 (Ontario) or such other employment/labour standards governing your employment with the Company (the “ESA”) including all requirements set out in the ESA with respect to notice of termination or termination pay in lieu of notice of termination, severance pay (if applicable) and continuation of benefits (if any); for certainty, the foregoing is deemed to satisfy all of the Company’s obligations in connection with the termination of your employment, whether statutory, contractual or at common law.

You agree to provide four weeks’ advance written notice of your intention to resign your employment. The Company may waive the notice, in whole or in part, subject to the Company’s obligation to pay you your base salary until the effective date of resignation.

Upon any cessation of your employment with the Company (howsoever caused), you will be paid all compensation earned by you up to the date that you cease employment or as may be required by the ESA; no additional payments or benefits following the date of the cessation of your employment will be provided to you other than as specifically set out in this Agreement.  The provisions of the ESA shall be deemed to be incorporated into this Agreement; as legislation is changed, this Agreement shall be deemed amended so as to comply with such legislation to the extent greater wages or benefits are provided therein.

For greater certainty, in no circumstances shall you be provided any less than the minimum requirements of the ESA.

5.                                      Policies

It is a condition of this Agreement and of your continued employment with the Company that you abide by the Company’s policies and procedures as they may amended from time to time.

6.                                      Personal Information

For purposes of processing or administering your employment relationship, the Company may transfer your personal information to affiliates or to agents and contractors (such as payroll companies, insurance companies, information technology consultants, etc.) that provide services to the Company.

7.                                      General

(a)                                 Withholdings:  You are responsible for all tax liability resulting from any receipt of payments or benefits or other entitlements from the Company or pursuant to this Agreement and, further, all compensation are less applicable withholdings and deductions.

(b)                                 Changes:  Unless specifically amended in writing and signed by the parties, the terms of this Agreement will continue to apply notwithstanding the passage of time or any changes in your position, duties, reporting or other terms of employment.

(c)                                  Assignment of Rights:  Your rights under this Agreement cannot be assigned or transferred by you in any manner. Except with your prior written consent, the Company shall not have the right to assign this Agreement to any other entity.

(d)                                 Severability:  If a court or tribunal of competent jurisdiction deems any provision of this Agreement to be void or invalid, such void or invalid provisions shall be severed from this Agreement and the remaining provisions of this Agreement shall remain in full force and effect.

(e)                                  Entire Agreement: This Agreement supersedes and replaces all prior or contemporaneous negotiations and/or agreements, whether oral or written and the execution of this Agreement has not been induced by, nor do any of the parties hereto rely upon or regard as material any representations or writings whatsoever not incorporated into and made a part of this Agreement. This Agreement, together with the Company’s policies and procedures as they may be changed from time to time, shall constitute the entire agreement with respect to all matters relating to your employment with the Company. Any amendment to this Agreement must be in writing and signed by you and the Company.

***

We look forward to the contributions you will make to the Company’s executive team.

To accept this offer, please sign and date the acceptance below and return a full copy to me via email at irg@allstream.net with an original to follow.

Sincerely,

ATLANTIC POWER CORPORATION.

/s/ Irving Gerstein
Irving Gerstein, Chairman of the Board

Acceptance:

I have read and I understand the terms and conditions of employment set out in this Agreement and I accept them freely and voluntarily.  I confirm that I have had the opportunity to obtain advice regarding its contents, including from counsel of my choice.

Signed at the City of Toronto on September 22, 2014.

/s/ Kenneth Hartwick
Kenneth Hartwick